           Exhibit 99.1
                      FOR IMMEDIATE RELEASE
                       Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES SECOND QUARTER EARNINGS

Houston (August 13, 2012)--Adams Resources & Energy, Inc. (NYSE MKT-AE) announced second quarter 2012 unaudited net earnings of $ 5,386,000 or $1.28 per common share.  Revenues for the quarter totaled $831,474,000. Current earnings compare to unaudited second quarter 2011 net earnings of $3,589,000 or $.85 per common share.  For the six months ended June 30, 2012, net earnings were $11,961,000 or $2.84 per common share.

Chairman and Chief Executive Officer, K.S. "Bud" Adams, Jr., attributed the 2012 earnings improvement to increased volumes and unit margins within the Company’s crude oil marketing business.   Such improvements stemmed from the Company’s involvement as a first purchaser and marketer of crude oil production from the Eagle-Ford trend of South Texas.

A summary of operating results is as follows:

	Second Quarter
	2012	2011

Operating Earnings (Expense)
Marketing	$9,327,000	$5,174,000
Transportation	2,258,000	2,933,000
Oil and gas	(557,000)	(171,000)
Administrative expenses	(2,465,000)	(2,488,000)
	8,563,000	5,448,000
Interest income, net	19,000	36,000
Income tax (provision)	(3,085,000)	(2,129,000)
Discontinued operations	(111,000)	234,000

Net earnings	$5,386,000	$3,589,000

                                                     ………………………………………….

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Revenues	$1,708,963	$1,441,384	$831,474	$777,538

Costs, expenses and other	(1,690,979)	(1,427,077)	(822,892)	(772,054)
Income tax (provision)	(6,437)	(5,174)	(3,085)	(2,129)
Earnings from continuing operations	11,547	9,133	5,497	3,355
Earnings (loss) from discontinued
operations	414	39	(111)	234

Net earnings	$11,961	$9,172	$5,386	$3,589

Earnings (loss) per common share:
From continuing operations	$2.74	$2.17	$1.31	$.79
From discontinued operations	.10	-	(.03)	.06
Basic and diluted net earnings
per common share	$2.84	$2.17	$1.28	$.85

Dividends per common share	$-	$-	$-	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	June 30,	December 31,
	2012	2011

ASSETS
Cash and marketable securities	$32,213	$37,066
Other current assets	217,534	267,899
Total current assets	249,747	304,965

Net property & equipment	89,591	68,857
Deposits and other assets	4,697	5,018
	$344,035	$378,840

LIABILITIES AND EQUITY
Total current liabilities	$208,355	$256,094
Other long-term liabilities	13,037	12,064
Shareholders’ equity	122,643	110,682
	$344,035	$378,840